Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES DECEMBER CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, December 20, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.067298 per unit, payable on January 15, 2014, to unit holders of record on December 31, 2013.

This month’s distribution increased from the previous month due to increased production of both oil and gas offset by lower pricing of both and gas.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 32,429 bbls and 52,882 Mcf. The average price for oil was $99.25 per bbl and for gas was $6.26 per Mcf. This would primarily reflect production for the month of October for oil and the month of September for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	96,390	243,578	32,429	*	52,882	*	$99.25	$6.26	**
Prior Month	92,838	150,311	26,747	*	40,319	*	$105.45	$11.46	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately three 2013 workover wells were completed and four vertical wells were drilled and completed in the month of October. Capital expenditures were approximately $3,616,176. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distributions. With this distribution, the net adjustments and reimbursements have affected this distribution by a reduction of $323,803 or $.007 per unit. These adjustments continue to be reviewed.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Permian’s 2013 tax information booklet will be posted on Permian’s website by March 1, 2014. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2013 tax information by the end of February.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085